Exhibit 5.1

7733 Forsyth Boulevard	Phone: 314.854.8000
Suite 800	Fax: 314.854.8003
St. Louis, Missouri 63105	www.Belden.com
July 28, 2011
Securities and Exchange Commission
Judiciary Plaza Office Building
450 Fifth Street, N.W.
Washington, D.C. 20549
Re: Registration on Form S-8 of Belden Inc. with respect to the Belden Inc. 2011 Long Term Incentive Plan
Ladies and Gentlemen:
I am Senior Vice President, Secretary and General Counsel of Belden Inc., a Delaware corporation (the “Company”), and am familiar with the registration statement on Form S-8 under the Securities Act of 1933, as amended, covering the registration of 4,000,000 shares of the Company’s common stock, $.01 par value (the “Shares”), issuable pursuant to the Belden Inc. 2011 Long Term Incentive Plan (the “Plan”). I have examined such certificates, documents and records of the Company and have made such other investigations as I have deemed necessary in order to render the opinion set forth below.
Based upon the foregoing and having regard to legal considerations that I deem relevant, it is my opinion that the Shares (which may be issued in the future pursuant to the Plan, when issued and sold in accordance with the terms of the Plan) will be legally issued, fully paid and nonassessable.
I consent to the use of my name in such registration statement and also to the filing of this opinion as an exhibit to the registration statement.
This opinion shall be limited to the General Corporation Law of the State of Delaware.
This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.
Sincerely,
/s/ Kevin L. Bloomfield
Kevin L. Bloomfield
Senior Vice President, Secretary and
General Counsel